Exhibit 99.1

News Release

FOR RELEASE:	CONTACT:
Date August 1, 2011	Bryanne Salmon
Time 8:00 am Eastern	Tel. (781) 356-9613
bsalmon@haemonetics.com
Haemonetics Reports 5% Revenue Growth for First Quarter Fiscal 2012, Earnings per share of $0.65 and Revised Annual Earnings Guidance of $3.35-$3.45, Impacted by the OrthoPAT® Recall
Braintree, MA, August 1, 2011— Haemonetics Corporation (NYSE: HAE) today reported GAAP net revenues of $170.6 million, up 5%, net income of $16.9 million, down 5%, and earnings per share of $0.65, down 7%. Excluding transformation costs in fiscal 12 and 11, adjusted first quarter net income was $17.1 million, down 10%, and adjusted earnings per share was $0.65, down 12%. Excluding currency, revenue was up 2%.1
Brian Concannon, Haemonetics’ President and CEO, said “I am very pleased with the return to organic revenue growth, despite the challenges presented by the OrthoPAT voluntary recall. With the exception of Surgical Cell Salvage and Equipment, we saw growth in every product category, which speaks to the building momentum within the broader business.”
STRATEGIC AND SEGMENT GROWTH HIGHLIGHTS
Haemonetics continues to make progress expanding its business. The Company reported the following highlights:
•	12% growth in plasma disposables as increasing collection volumes drives revenues.

•	10% organic growth from the integrated software business aimed at delivering the “information highway” focused on the compliance, productivity, availability and safety of blood products from the donor to the patient.

•	19% growth of our diagnostic disposables products, with rapid uptake by leading US hospitals.

•	5% growth in red cells after 8 quarters of decline.

•	IMPACT® accounts increasing to 208 as more customers embrace blood management solutions.

•	IMPACT Online expanding to 17 accounts, which has more than doubled in the past two quarters.
In addition to revenue growth and earnings, in the quarter Haemonetics reported adjusted gross margin of 52%, down 100 basis points, and adjusted operating margin of 14.2%, down 170 basis points. The Company’s adjusted operating expenses were $64.5 million, up $4.0 million from levels in Q1 of fiscal 11. Gross and operating margins were significantly impacted by the recall of our OrthoPAT devices. The negative impact on operating earnings associated with the OrthoPAT recall and other product quality initiatives was approximately $3 million or $0.08 per share in the quarter. 1
Mr. Concannon added “From an earnings perspective, we simply could not overcome the headwind that the OrthoPAT recall represented in the quarter despite the relative strength of our other businesses. In addition, we incurred costs associated with the substitution of our plasma HS core product, used to collect plasma for transfusion in certain European markets. While the impact of these challenges will continue to present a headwind for the remainder of the fiscal year, most of this impact will be non-recurring and our actions will serve to strengthen our quality and product portfolio going forward.”

As noted, Haemonetics’ first quarter fiscal 2012 reported revenues were $171 million, up 5%. Reported revenues break down as follows:
Plasma disposables revenue was $63 million for the quarter, up 12%. Haemonetics’ plasma business growth accelerated significantly in the quarter following a cyclical adjustment in the commercial Plasma business last year. Plasma revenues are still being negatively impacted by a change in collection practices in Japan.
Blood bank
Platelet disposables revenue was $37 million for the quarter, up 3%. Platelet revenues continue to benefit from strong sales in emerging markets.
Red cell disposables revenue was $12 million for the quarter, up 5%. Red cell revenues grew due to increasing demand for red cells and market share gains as we leveraged our IMPACT selling approach in the market.
Hospital
Surgical disposables revenue was $16 million for the quarter, down 4%. We are in the early stages of our Elite® launch which we anticipate accelerating as the year progresses.
OrthoPAT orthopedic perioperative autotransfusion system disposables revenue was $8 million for the quarter, down 13%. OrthoPAT revenues were impacted by the voluntary recall of pre-2002 devices. The Company is making improvements to the reliability of our OrthoPAT system and will continue to advance Quick Connect™ to reinforce the value proposition of this important blood management device.
Diagnostics revenue was $6 million for the quarter, up 19%. Revenues related to the TEG® Thrombelastograph® Hemostasis Analyzer business were also driven by the Company’s IMPACT initiative.
Software Solutions revenue was $18 million for the quarter, up 10%. Our enhanced offering of software products for our Blood Bank and Hospital customers is driving organic revenue growth.
Equipment and other revenue was $11 million for the quarter, down 13%. Equipment revenue was influenced by the timing of tenders and capital budgets.
Haemonetics reported revenue growth in North America with sales up 9%, Japan sales up 4%, and Asian sales up 6%. European sales were down 4% reflecting timing of equipment tenders.
Guidance
The company affirmed its full year revenue guidance of 4-6% revenue growth but now expects gross margin improvement of just over 100 basis points, operating income growth of 6-7% and earnings per share in the range of $3.35 to $3.45 for the full year. The current estimate of the annual impact of quality remediation is approximately $10 million or $0.25 per share of which $9 million is expected to be non-recurring.

CONFERENCE CALL
Haemonetics will host a webcast on Monday, August 1st at 10:00 am Eastern to discuss these results. Interested parties can participate at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=72118&eventID=4152777
Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve clinical outcomes and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.
This release contains forward-looking statements that involve risks and uncertainties, including technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, product demand, market acceptance, regulatory uncertainties, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers’ ordering patterns, the effect of industry consolidation as seen in the plasma market, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements.
1 A reconciliation of GAAP to adjusted financial results is included at the end of the financial sections of this press release as well as on the web at http://www.haemonetics.com. In the first quarter of fiscal 12, Haemonetics incurred $0.3 million of pre-tax restructuring costs, compared to $1.7 million in pre-tax restructuring and integration costs in FY11. Our FY12 guidance excludes $8 million of planned transformation and integration costs associated with the infrastructure supporting our research and supply chain organization and the integration of our software solutions business.

Haemonetics Corporation Financial Summary
(Unaudited data in thousands, except per share data)
Consolidated Statements of Income for the First Quarter of FY12 and FY11

	7/2/2011	7/3/2010	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
NET REVENUES	$170,569	$163,039	4.6%
Gross profit	88,748	86,462	2.6%

R&D	8,609	7,921	8.7%
S,G&A	56,231	54,354	3.5%
Contingent consideration income	—	—	—
Asset writedowns	—	—	—

Operating expenses	64,840	62,275	4.1%

Operating income	23,908	24,187	(1.2%)
Interest expense	(106)	(152)	(30.3%)
Interest income	106	102	3.9%
Other (expense)/income, net	(215)	238	(190.3%)

Income before taxes	23,693	24,375	(2.8%)

Tax expense	6,746	6,456	4.5%

NET INCOME	$16,947	$17,919	(5.4%)

Net income per common share assuming dilution	$0.65	$0.70	(7.3%)

Weighted average number of shares
Basic	25,731	25,140
Diluted	26,216	25,703

			Inc/(Dec) vs
			prior year profit
			margin %
Profit Margins:
Gross profit	52.0%	53.0%	(1.0%)
R&D	5.0%	4.9%	0.2%
S,G&A	33.0%	33.3%	(0.4%)
Operating income	14.0%	14.8%	(0.8%)
Income before taxes	13.9%	15.0%	(1.1%)
Net income	9.9%	11.0%	(1.1%)

Revenue Analysis for the First Quarter of FY12 and FY11

	First Quarter
	7/2/2011	7/3/2010	% Inc/(Dec) vs
	As Reported	As Reported	Prior Year
Revenues by geography
United States	$86,395	$79,309	8.9%
International	$84,174	$83,730	0.5%

Net revenues	$170,569	$163,039	4.6%

Disposable revenues

Plasma disposables	$62,759	$55,917	12.2%

Blood bank disposables
Platelet	$37,310	$36,317	2.7%
Red cell	$11,868	$11,314	4.9%

	$49,178	$47,631	3.2%

Hospital disposables
Surgical	$15,742	$16,351	(3.7%)
OrthoPAT	$7,754	$8,957	(13.4%)
Diagnostics	$5,615	$4,708	19.3%

	$29,111	$30,016	(3.0%)

Subtotal	$141,048	$133,564	5.6%

Software solutions	$18,160	$16,460	10.3%
Equipment & other	$11,361	$13,015	(12.7%)

Net revenues	$170,569	$163,039	4.6%

Consolidated Balance Sheets

	Period ending
	7/2/11	4/2/11

Assets
Cash & cash equivalents	$216,891	$196,707
Accounts receivable, net	120,759	127,166
Inventories, net	94,960	84,387
Other current assets	35,659	40,571

Total current assets	468,269	448,831
Net PP&E	156,978	155,528
Other assets	228,159	228,905

Total assets	$853,406	$833,264

	Period ending
	7/2/11	4/2/11

Liabilities & Stockholders’ Equity
S/T debt & current maturities	$906	$913
Other current liabilities	102,112	107,758

Total current liabilities	103,018	108,671
Long-term debt	3,606	3,966
Other long-term liabilities	34,326	34,491
Stockholders’ equity	712,456	686,136

Total liabilities & equity	$853,406	$833,264

Free Cash Flow Reconciliation

	Three Months Ended
	7/2/11	7/3/10

GAAP cash flow from operations	$27,131	$13,526

Capital expenditures	(11,801)	(15,224)
Proceeds from sale of property, plant and equipment	19	111

Net investment in property, plant and equipment	(11,782)	(15,113)

Free cash flow after transformation and deal costs	$15,349	($1,587)

Transformation and deal costs	1,778	4,058
Global Med employment contracts	—	2,122

	1,778	6,180

Free cash flow before transformation and deal costs	$17,127	$4,593

Haemonetics Corporation Financial Summary
Reconciliation of Non-GAAP Measures
Haemonetics has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to the GAAP financial results of other companies.
These measures are used by management to monitor the financial performance of the business, inform business decision making, and forecast future results. Performance targets for management are established based upon these non-GAAP measures. In the reconciliations below, we have removed restructuring costs from our GAAP expenses. Our restructuring is principally related to the integration of Global Med Technologies and the repositioning of our sales force. We believe this information is useful for investors because it allows for an evaluation of the Company with a focus on the performance of our core operations.
Non-GAAP Gross Profit
The use of these non-GAAP measures allows management to monitor the level of total gross profits without the costs of our business transformation. We establish our budgets, forecasts, and performance targets on this basis.
Non-GAAP S,G&A and Non-GAAP Operating Expenses
The use of this non-GAAP measure allows management to monitor the ongoing level of spend that is necessary to support the business in a period when we are not transforming our business or completing an acquisition of in-process research and development. We establish our budgets, forecasts, and performance targets excluding these costs.
Non-GAAP Operating Income and Non-GAAP Income before Income Taxes
The use of these non-GAAP measures allows management to monitor the level of operating and total pre-tax profits without the costs of our business transformation. We establish our budgets, forecasts, and performance targets on this basis.
Non-GAAP Net Income and Earnings per Share
The use of these non-GAAP measures allows management to monitor the level of net income and earnings per share excluding both the costs of our business transformation, as well as any related tax effects. We establish our budgets, forecasts, and performance targets on this basis.

Reconciliation of Non-GAAP Measures for the First Quarter of FY12 and FY11

	07/02/11	07/03/10
Non-GAAP gross profit
GAAP gross profit	$88,748	$86,462
Non-GAAP gross profit	$88,748	$86,462

Non-GAAP S,G&A
GAAP S,G&A	$56,231	$54,354
Restructuring costs	(337)	(1,743)

Non-GAAP S,G&A	$55,894	$52,611

Non-GAAP operating expenses
GAAP operating expenses	$64,840	$62,275
Restructuring costs	(337)	(1,743)
Non-GAAP operating expenses	$64,503	$60,532

Non-GAAP operating income
GAAP operating income	$23,908	$24,187
Restructuring costs	337	1,743
Non-GAAP operating income	$24,245	$25,930

Non-GAAP income before taxes
GAAP income before taxes	$23,693	$24,375
Restructuring costs	337	1,743
Non-GAAP income before taxes	$24,030	$26,118

Non-GAAP net income
GAAP net income	$16,947	$17,919
Restructuring costs	337	1,743
Tax benefit associated with non-GAAP items	(187)	(600)

Non-GAAP net income	$17,097	$19,062

Non-GAAP net income per common share assuming dilution
GAAP net income per common share assuming dilution	$0.65	$0.70
Non-GAAP items after tax per common share assuming dilution	$0.01	$0.04

Non-GAAP net income per common share assuming dilution	$0.65	$0.74

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchanage rates of $1.20 per Euro, and 110 Yen to the $1.00. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K.

Non-GAAP revenues
GAAP revenue	$170,569	$163,039
Foreign currency effects	(11,063)	(6,683)

Non-GAAP revenue — constant currency	$159,506	$156,356

Non-GAAP net income

Non-GAAP net income, adjusted for restructuring costs	$17,097	$19,062
Foreign currency effects, net of tax	(2,278)	(2,369)

Non-GAAP net income — constant currency	14,819	16,693

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring costs	$0.65	$0.74

Foreign currency effects after tax per common share assuming dilution	($0.08)	($0.09)

Non-GAAP net income per common share assuming dilution — constant currency	$0.57	$0.65